Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS COMMENTS

ON FOURTH QUARTER RESULTS

PROVO, UTAH, January 13, 2006 – Nature’s Sunshine Products, Inc. (NASDAQ:NATRE) announced today that it expects to report an approximate 4 percent increase in sales for the fourth quarter ended December 31, 2005 as compared to the fourth quarter of 2004.  Operating income is anticipated to be approximately 3 percent higher for the fourth quarter ended December 31, 2005 as compared to the fourth quarter of 2004.  Operating results were negatively impacted by increased expenses in Synergy Worldwide and Brazil, and expenses related to a previously announced ongoing review of selected financial information with respect to certain foreign operations, which resulted in operating income being less than anticipated.

In addition, the fourth quarter net income will be reduced significantly by a tax rate higher than the 35 percent statutory rate. The higher tax rate resulted from the strategic transfer last month of certain assets from the United States to international locations, a move that is expected to result in reduced rates in future periods, beginning in 2006.  This tax strategy has been implemented to position the Company to achieve its future profitability objectives. This transfer will result, for financial reporting purposes, in a tax expense above the statutory rate for the year ended December 31, 2005. However, because of existing foreign income tax credits, the asset transfer is not expected to significantly affect actual cash taxes to be paid for the year. As a result of the higher taxes, the Company anticipates reporting a fourth quarter net loss of approximately $3.2 million.

With respect to the ongoing review of selected financial information regarding certain foreign operations, the related expenses were incurred for professional fees and related costs.  The Company continues to believe that unaudited consolidated financial statements contained in the 10-Q filed on November 22, 2005, for which the Company’s independent auditors have not completed their review, are a fair presentation for the three and nine month periods ended September 30, 2005.

Nature’s Sunshine said that it expects to report complete operating results for the fourth quarter and 12 months ended December 31, 2005 later in February 2006, at which time it also will hold its regular quarterly conference call.

About Nature’s Sunshine

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Statements in this press release concerning the Company’s business outlook, the ongoing review of selected financial information of certain operations, or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties, and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:
	Craig D. Huff	Steven S. Anreder
	Chief Financial Officer	Anreder & Co.
	Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite1308
	Provo, Utah 84605-9005	New York, NY 10016
	(801) 342-4370	(212) 532-3232

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